BECKMAN, LIEBERMAN & BARANDES, LLP
                                ATTORNEYS AT LAW
                       116 JOHN STREET, NEW YORK, NY 10038
                            TELEPHONE (212) 608-3500
                            TELECOPIER (212) 608-9687





                                            October 30, 2007




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549
Attn:    Edward M. Kelly, Senior Counsel

     Re:  Versadial, Inc., formerly Carsunlimited.com, Inc.
          Amendment No. 1 to Registration Statement on Form SB-2 filed on August 6, 2007, and mistagged with File# 333-43748

Ladies and Gentlemen:

On behalf of Versadial, Inc., I withdraw the pre-effective amendment to the Registration Statement filed on August 6, 2007 and mistagged with file number 333-43748.

                                    Very truly yours,

                                    Beckman, Lieberman & Barandes, LLP


                                    By    /s/ Robert Barandes

                                              Robert Barandes


RB/cr